Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-125110 on Form S-8 of our reports dated March 15, 2011, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K for the fiscal year ended January 29, 2011.

/s/ Moss Adams LLP

Seattle, Washington

March 15, 2011